American Realty Capital Properties, Inc.
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

American Realty Capital Properties, Inc.
	Post-Merger		Pre-Merger				ARC Predecessor Companies
	Year Ended		Year Ended		September 6, 2011		January 1, 2011		Year Ended				June 5, 2008
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:	December 31, 2012		December 31, 2012		to December 31, 2011		to September 5, 2011		December 31, 2010		December 31, 2009		to December 31, 2008
Earnings:
Pre-tax loss from continuing operations	$ (38,700)		$ (6,579)		$ (1,759)		$ (5,302)		$ (7,421)		$ (8,614)		$ (1,182)
EARNINGS	$ (26,480)		$ (1,859)		$ (835)		$ 2,639		$ 3,384		$ (1,651)		$ 426
Fixed charges:
Interest expensed and capitalized (1)	$ 11,856		$ 4,356		$ 924		$ 7,941		$ 10,805		$ 6,963		$ 1,608
Preference security dividend requirements	364		364		-		-		-		-		-
FIXED CHARGES	$ 12,220		$ 4,720		$ 924		$ 7,941		$ 10,805		$ 6,963		$ 1,608

Ratio of Earnings to fixed charges and preferred stock dividends calculation	-2.17	x	-0.39	x	-0.90	x	0.33	x	0.31	x	-0.24	x	0.26	x

Deficiency	38,700		6,579		1,759		NA		NA		8,614		NA

(1)	Interest expense includes amortization of premiums and discounts on borrowings and amortization of capitalized expenses related to indebtedness.